EXHIBIT 15.1

CONTACT

Yue Ming Wai Bonaventure, Chief Financial Officer

011-852-2810-7205 or bonyue@chnr.net

FOR IMMEDIATE RELEASE

CHINA NATURAL RESOURCES APPLIES

A 45-DAY EXTENSION OF THE FILING DEADLINE OF THE FORM 20-F

HONG KONG, APRIL 29, 2020 – CHINA NATURAL RESOURCES, INC. (NASDAQ: CHNR), a company based in the People's Republic of China (the “PRC”), today announced that, on April 29, 2020, it filed a Current Report on Form 6-K with the Securities and Exchange Commission (the “SEC”)  as a condition to seeking relief provided by the SEC Order under Section 36 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), granting exemptions from specified provisions of the Exchange Act, as set forth in SEC Release No. 34-88318 (the “Order”).  By filing this Current Report on Form 6-K, the Company is relying on the Order to receive an additional 45 days to file its Annual Report on Form 20-F for the fiscal year ended December 31, 2019 (the “20-F”).  The 20-F would have been due on April 30, 2020.  With this extension the Company expects to file the 20-F on or before June 14, 2020.

The Company conducts its business operations mainly in Inner Mongolia Autonomous Region, the PRC.  In accordance with the epidemic control measures imposed by the local governments since February 2020 after the outbreak of novel coronavirus (“COVID-19”), the Company remained closed until partially re-opened in mid-March. Moreover, the Company’s personnel responsible for assisting the Company in the preparation of its 20-F have been unable to return to work until the beginning of April, because they were quarantined in Hubei Province, the critical epicenter of the COVID-19 outbreak. Furthermore, before the affected employees could return to work at the Company’s office in Shenzhen, they are required to undergo an additional 14 days of quarantine according to local control measures.  As a result, the above consequences arising from the COVID-19 pandemic have adversely affected the efficiency and the overall timeline of the Company’s preparation of the 20-F to be filed with the SEC.

Risk Factors

The COVID-19 is currently impacting countries, communities, supply chains and markets globally.  The outbreak of COVID-19 in China results in increased travel restrictions, border control, and shutdown of businesses, which may cause slower recovery of the China economy.  We may experience impact from quarantines and market downturns related to pandemic fears and impact on our workforce if the virus continues to spread.  COVID-19 affects our workforce and supplier’s workforce, and as a result we are experiencing a slow resumption of operations and may experience delays or the inability to deliver goods on a timely basis.  In addition, one or more of our customers, partners, service providers or suppliers may experience financial distress, delayed or defaults on payment, file for bankruptcy protection, sharp diminishing of business, or suffer disruptions in their business due to the outbreak.  The extent to which the COVID-19 impacts our results are highly uncertain and will include emerging information concerning the severity of the COVID-19 and the actions taken by governments at various levels and private businesses to attempt to contain the virus.  Wider-spread COVID-19 in China and globally could prolong the deterioration in economic conditions and could cause decreases in demand and reduce and/or negatively impact our ability to grow our revenues.  Any decreased collectability of accounts receivable, bankruptcy of small and medium businesses, or early termination of agreements due to deterioration in economic conditions could negatively impact our results of operations.  Although the Company is taking measures to mitigate the effect as much as possible there is no assurance that the steps will be sufficient.  In most respects it is too early in the pandemic to be able to quantify all the ramifications.

About China Natural Resources, Inc.:

China Natural Resources, Inc., a British Virgin Islands corporation, through its operating subsidiary in the PRC, is currently engaged in (a) the acquisition and exploitation of mining rights in Inner Mongolia, including preliminary exploration for lead, silver and other nonferrous metals; and (b) copper ore trading in the PRC.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of federal securities laws. These statements include, without limitation, statements regarding the intent, belief and current expectations of the Company, its directors or its officers with respect to our policies regarding investments, dispositions, financings, conflicts of interest and other matters; and trends affecting the Company's financial condition or results of operations. Forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statement. Among the risks and uncertainties that could cause our actual results to differ from our forward-looking statements are: our intent, belief and current expectations as to business operations and operating results; uncertainties regarding the governmental, economic and political circumstances in the People’s Republic of China; uncertainties associated with metal price volatility; uncertainties related to our ability to fund operations; uncertainties associated with our reliance on third-party contractors; uncertainties related to possible future increases in operating expenses, including costs of labor and materials; uncertainties associated with the effects that pandemics, epidemics and other health conditions may have on local and world governments, economies and societies; and other risks detailed from time to time in our filings with the SEC, including without limitation the information contained in our Annual Reports on Form 20-F under the heading "Risk Factors." While management believes that its assumptions forming the bases for forward-looking statements are reasonable, assumed facts or bases generally vary from actual results, and there can be no assurance that the expectations or beliefs expressed in our forward-looking statements will be achieved or accomplished.